Exhibit 10.13

Service agreement

Dated: 24 January 2022

Canmart Limited

(Company)

Akanda Corp.

(Akanda)

Trevor Scott

(Executive)

Contents

1	Interpretation	1

2	Employment	5

3	Conditions to employment	6

4	Fundamental terms and warranties	6

5	Duties	7

6	Place of work	8

7	Hours of work	8

8	Salary	8

9	Pension	9

10	Expenses	9

11	Incentive payments& bonus	9

12	Shares	10

13	Other benefits and paid leave	11

14	Training	12

15	Holidays	12

16	Incapacity	13

17	Outside interests	14

18	Confidential information	15

19	Intellectual property	16

20	Payment in lieu of notice	17

21	Termination without notice	18

22	Garden leave	19

23	Obligations upon termination	20

24	Post-termination restrictions	21

25	Disciplinary and grievance procedures	23

26	Change of Control	24

27	Data protection	24

28	Collective agreements	25

29	Notices	25

30	General	25

31	Entire agreement	25

32	Counterparts	26

33	Third party rights	26

34	Governing law	26

35	Jurisdiction	26

This agreement is dated 24 January 2022.

Between

(1)	Canmart Ltd a company incorporated and registered in England and Wales with registered company number 11741517 and whose registered office is at Units 1a/1b Learoyd Road, New Romney, Kent TN28 8XU (the Company);

(2)	Akanda Corp. a company incorporated and registered in Ontario, Canada with a registered company number 002854618 and whose registered office is 77 King Street West, Suite 400 Toronto-Dominion Centre Toronto, ON M5K 0A1 Canada; and

(3)	Trevor Scott (the Executive).

It is agreed:

1	Interpretation

1.1	In this agreement the following terms and expressions shall have the following meanings:

Akanda means Akanda Corporation, Registration number 002854618, Province of Ontario

Appointment means the employment of the Executive by the Company on the terms of this agreement.

Board means the board of directors of the Company and any committees duly constituted by the board.

Capacity means as agent, consultant, director, the holder of any office, employee, worker, owner, partner, Shareholder or in any other capacity.

Cash Shell Company means Akanda or any undertaking (including a special purpose acquisition company) (a) which is listed/quoted or becomes listed/quoted on a Recognised Investment Exchange and (b) of which the Company is or becomes a wholly-owned subsidiary, but excluding for the avoidance of doubt Halo Labs Inc.

Control means in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)	by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b)	as a result of any powers conferred by the articles of association or any other document regulating that or any other body corporate.

Change of Control occurs if a person (whether alone or together with any person acting in concert with that person) who controls any body corporate ceases to do so or if another person acquires Control of it.

Commencement Date means 1 July 2021.

Competitor means a business concern which is, or intends to be, in competition with any Restricted Business.

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Confidential Information means information of a confidential nature (in any form) concerning the business, affairs and/or finances of the Company or any Group Company or their respective customers, clients, suppliers, agents, distributors, investors and shareholders which the Executive receives, obtains, creates or develops at any time by reason of or in connection with the Executive's service with the Company or any Group Company (whether or not marked as confidential). This includes: trade secrets; technical information, data, research and development; customer, client and supplier lists, contact details of customers, clients and suppliers and individuals within those organisations; inventions and patent applications in the course of preparation and all other Intellectual Property Rights; financial projections, target details and accounts; details of funding and resource allocation; fee levels, pricing policies, commissions and commission charges; budgets, forecasts, reports, records and corporate and business plans; planned or potential products and services; marketing and advertising plans, requirements and materials, marketing surveys and research reports; market share and pricing statistics; disputes (whether existing, threatened or prior), settlement discussions and terms; details of employees, workers, officers and consultants including their roles and responsibilities, remuneration, benefits and organisational structures, legally privileged material; computer software and passwords.

Copies means copies or records of any Confidential Information in whatever form (including in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.

Executive Equity has the meaning given to it in Clause 12.

Executive Equity Rights means the rights to be granted to the Executive as set out and materially on the terms described in Schedule 1.

Garden Leave means any period during which the Company has exercised its rights under Clause 22.

Group Company means any company which is from time to time a subsidiary or holding company of the Company and any subsidiary of any holding company of the Company (and references to the Group shall be construed accordingly), including but not limited to Akanda. The words "subsidiary" and "holding company" have the meanings given to them in section 1159 of the Companies Act 2006 and a person shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c) of that Act, as a member of another company even if its shares in that other company are registered in the name of: (i) another person (or its nominee), whether by way of security or in connection with the taking of security, or (ii) a nominee.

Halo means Halo Labs, Inc. a company incorporated in Canada whose registered office is 77 King Street West, Suite 400, Toronto-Dominion Centre, Toronto, Ontario, Canada.

Holiday Year means 1 January to 31 December or such other period as the Company notifies the Executive in writing.

Incapacity means any sickness, injury or other incapacity or medical disorder or condition which prevents the Executive from carrying out his duties.

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Intellectual Property Rights means patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Invention means any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

Investor means any person, firm, company or other entity who or which is an investor in the Company or any Group Company at the Termination Date or who or which invested in the Company or any Group Company at any time in the 12 months immediately preceding the Termination Date or with whom or which the Company or any Group Company had negotiations or meaningful discussions regarding possible investment in the Company or any Group Company at any time in the 12 months immediately preceding the Termination Date and with whom or which the Executive had material contact or material involvement in the course of the Appointment.

Lender means any person, firm, company or other entity who or which is a lender of funds to the Company or any Group Company at the Termination Date or who or which lent funds to the Company or any Group Company at any time in the 12 months immediately preceding the Termination Date or with whom or which the Company or any Group Company had negotiations or meaningful discussions regarding possible lending to the Company or any Group Company at any time in the 12 months immediately preceding the Termination Date and with whom or which the Executive had material contact or material involvement in the course of the Appointment.

Listing means the admission, approved by the Board, of the entire issued share capital of the Company or a Cash Shell Company, or securities representing those shares (including without limitation depositary interests, American depositary receipts, American depositary shares and/or other instruments) on a Recognised Investment Exchange.

Long Stop Date means the date falling 12 months from the date of this agreement.

Personal Data means personal data about or relating to the Executive including his name, date of birth, home address, telephone number, driver's licence number, passport number, family information (such as marital status and dependant details), emergency contact information, education and training details (such as qualifications and professional expertise), employment details (such as employment status, employee type, performance and evaluation information, work phone number and email, intranet user log in and department and supervisor details), financial information (such as compensation, benefits, bank account information and pensions information) and hiring information (such as CV, prior employment history and personal references).

Policies and Procedures means the policies and procedures of the Company applicable to employees and officers of the Company as amended from time to time.

Prospective Customer means any firm, company or person who, during the 12 months before the Termination Date, was in negotiations with the Company or any Group Company about becoming a customer of the Company or any Group Company with whom the Executive had contact or material involvement or, in respect of the exercise of his duties or responsibilities, about whom he became aware or informed to a material extent in the course of the Appointment.

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Recognised Investment Exchange means NASDAQ, the New York Stock Exchange, the Official List of the United Kingdom Listing Authority, the AIM Market operated by the London Stock Exchange Group Plc, the Toronto Stock Exchange, the NEO Exchange or the TSX Venture Exchange or any other recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000).

Regulatory Requirements means all legal and regulatory obligations, codes of practice and recommendations and similar which apply to the Executive, the Company or any Group Company, including:

(a)	in relation to transactions in securities, related party transactions and inside information (including any share dealing policy of the Company);

(b)	pursuant to the Financial Services and Markets Act 2000 and the Criminal Justice Act 1993; and

(c)	any other laws, rules and regulations of, or applicable to companies admitted to, a Recognised Investment Exchange on which the Company (or a Cash Shell Company) is Listed,

Restricted Business means those parts of the business of the Company and any Group Company with which the Executive was involved to a material extent in the 12 months before the Termination Date.

Restricted Customer means any firm, company or person who, during the 12 months before the Termination Date, was a customer of or in the habit of dealing with the Company or any Group Company with whom the Executive had contact or material involvement or, in respect of the exercise of his duties or responsibilities, about whom he became aware or informed to a material extent in the course of the Appointment.

Restricted Person means anyone employed or engaged by the Company or any Group Company with whom the Executive dealt in the 12 months before the Termination Date in the course of the Appointment.

Restricted Supplier means any person, firm or company which at any time during the 12 months prior to the Termination Date was a supplier of any goods, products or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any Group Company and with whom or which the Executive had personal dealings during that period other than in a de minimis way and where such entities remain suppliers of the Company and/or the Group Company at or immediately before the Termination Date.

Shareholder means holding an investment by way of shares or other securities of over 5% of the total issued share capital of any company, other than a Cash Shell Company, whether or not it is listed or dealt in on a recognised stock exchange.

Termination Date means the date on which the Executive's employment with the Company terminates however caused.

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

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1.3	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires:

1.4.1	a reference to one gender shall include a reference to the other genders; and

1.4.2	words in the singular include the plural and, in the plural, include the singular.

1.5	References to a "person" include any individual, company, any other body corporate, partnership or unincorporated association (whether or not having separate legal personality).

1.6	The words "including", "include", "in particular", "for example" and words of similar effect shall not limit the general effect of the words that precede them.

2	Employment

2.1	The Executive agrees to be employed by the Company and shall serve Akanda as its Chief Financial Officer subject to the terms and conditions of this agreement. It is envisaged that the Company will be subject to a reverse takeover by Akanda and there will be a Listing of Akanda. Accordingly, the terms of this agreement may require amendments to comply with any applicable Regulatory Requirements and if so, the Executive will be paid a cash sum equivalent to any amounts (including benefits) that he is entitled to under this agreement that are not included in the amended agreement.

2.2	The Executive's employment will commence on the Commencement Date and shall continue, subject to the remaining terms of this agreement, until terminated by either party giving the other not less than 6 months prior written notice, save that the Company can only give notice after 18 months following the Commencement Date (except that this limitation shall not apply in respect of termination rights under Clause 21.1(a), (c) or (g)). If the Company does give notice sooner, the amount of Basic Salary and contractual benefits that the Executive would otherwise have been entitled to up to the first day on which termination could have been effective in accordance with this clause will be paid to the Executive as a lump sum within 28 days of the Termination Date. For the avoidance of doubt, nothing in this Clause 2.2 shall prevent or limit the Company's right to terminate this agreement without notice and without payment for any Basic Salary and contractual benefits for any reason that falls within Clause 21.1(a), (c) or (g).

2.3	No period of employment with the Company or any other employer counts towards the period of continuous employment between the Executive and the Company which therefore will begin on the Commencement Date. Past service with any Group Company will count towards any employment or service measurement period in respect of any leave benefit, Executive Equity and employee share ownership incentive award that is issued under an approved employee share ownership plan .

2.4	The parties acknowledge and agree that the Company intends to pursue a Listing, either directly or via a Cash Shell Company, and that as part of that process the Company's advisers (including its brokers) may require certain terms of this Agreement to be varied, amended or deleted. The parties agree that they will act reasonably in agreeing any such variations, amendments or deletions and the Executive agrees that (without limitation) the following provisions, amendments or variations, if required or reasonably requested by the Company (on the advice of its brokers) pursuant to such Listing, will be acceptable:

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(a)	any lock-in and/or orderly market restrictions on market-standard terms (where, in respect of the length of any such restriction, "market-standard" means no longer than two years in respect of each of any lock-in and any orderly market restriction);

(b)	the Executive ceasing to be entitled to any or all of the Executive Equity Rights; and

(c)	a vesting, or reverse vesting, period of up to four years and otherwise on market-standard terms,

and the Executive agrees that he will take all action reasonably necessary to give effect to any such amendments, variations or deletions. For the avoidance of doubt, under no circumstances shall the Executive be required to surrender or otherwise lose the ownership of whole or any part of the Executive Equity pursuant to this Clause 2.4.

3	Conditions to employment

3.1	The Company shall take appropriate professional advice as to the best way in which to achieve the proposed Listing of the business operated or proposed to be operated by it. If, following such advice, the Board decides that it would be in the best interests of the Company and its members as a whole to achieve a Listing via a Cash Shall Company then, before the Long Stop Date, the Company will:

(a)	establish or acquire or be acquired by a Cash Shell Company;

(b)	in respect thereof and subject always to Clause 2.4, grant the Executive the Executive Equity; and

(c)	at the Executive’s election and in his sole discretion, transfer his engagement as Chief Financial Officer to the Cash Shell Company or any other Group Company, For the avoidance of doubt, and upon such a transfer, any benefits, leave entitlements, equity awards, compensation, salary or employment related benefit accruing to the Executive under this Agreement shall similarly be transferred to the Cash Shell Company or any other Group Company.

(together, the Conditions Subsequent).

3.2	In the event that the Conditions Subsequent have not been satisfied by the Long Stop Date and such non-satisfaction is predominantly or primarily the result of either or both of (a) some action or inaction by or on behalf of Halo and/or (b) another factor or factors beyond the reasonable control of the Executive, the parties shall, in good faith, use reasonable endeavours to grant equity interests in Halo (or the Company if it is directly subject to a Listing) to the Executive that give the Executive an approximately equivalent monetary valuation as would have been held by him in a Cash Shell Company that held the businesses of Cannahealth, Canmart and Bophelo only, pursuant to the terms of this Agreement.

4	Fundamental terms and warranties

4.1	The Executive represents and warrants to the Company that (in each case as a fundamental term of this agreement):

(a)	the Executive is, to the best of his knowledge, not subject to any restrictions which prevent the Executive from holding office as a director;

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(b)	by entering into this agreement or fully performing any of the Executive's obligations under it, the Executive will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on the Executive; and

(c)	the Executive has not used or disclosed to the Company or any Group Company any confidential information belonging to any previous employer or any other person.

4.2	Notwithstanding (and without prejudice to) any other provision of this agreement, the Company may terminate this agreement summarily if the Executive is in breach of any of the terms and/or warranties in this Clause 4.

5	Duties

5.1	The Executive acknowledges that he will be a fiduciary in a position of seniority and trust.

5.2	At all times during the course of employment the Executive will:

(a)	faithfully and diligently serve Akanda, the Company and the Group, and exercise such powers and perform such duties as may from time to time be assigned to the Executive by Akanda or the Board or perform such other duties as the Company may reasonably require;

(b)	devote the whole of the Executive's working time, attention and abilities to the business and affairs of Akanda, the Company and the Group;

(c)	comply with all reasonable directions of and regulations made by Akanda, the Company and the Board;

(d)	promptly make such reports to Akanda and the Board in connection with the affairs of Akanda, the Company and of any Group Company on such matters and at such times as are reasonably required, and otherwise keep Akanda and the Board fully informed of all matters relating to the business and affairs of Akanda, the Company and the Group;

(e)	immediately upon becoming aware, report:

(i)	any wrongdoing (including the Executive's own wrongdoing) whether committed, contemplated or discussed by any person employed or engaged by Akanda, the Company or any Group Company irrespective of whether this would or may involve self-incrimination;

(ii)	any plans or proposals or discussions by any person employed or engaged by Akanda, as a senior executive or as a senior member of management of the Company or any Group Company to leave the employment or engagement of the Company or Group Company, whether alone or in concert with any other person and whether to join a competitor or any other business; and

(iii)	any misuse of Confidential Information by any person (including the Executive) irrespective of whether this would or may involve self-incrimination;

(f)	use all reasonable endeavours to promote, protect, develop and extend the business of Akanda, the Company and Group Companies;

(g)	comply with all Policies and Procedures;

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(h)	comply with all Regulatory Requirements and promptly provide Akanda, the Company with all information that it requires or may require to comply with the Regulatory Requirements; and

(i)	not:

(i)	offer, promise or provide any bribe, inducement or reward to any third party in order to gain any commercial, contractual, regulatory or personal advantage;

(ii)	receive or accept any bribe, inducement or reward from any third party in order to gain any commercial, contractual, regulatory or personal advantage; or

(iii)	receive any gifts, goods, service, rebates or commission from any third party other than in accordance with Akanda or Company policy from time to time in force.

5.3	The Executive agrees and accepts that:

(a)	the Policies and Procedures do not form part of this agreement or the terms of the Executive's employment and the Company may amend the Policies and Procedures at any time; and

(b)	a breach of the Regulatory Requirements may lead to civil or criminal liability for the Executive, action being taken against the Executive by any relevant regulatory authority and/or disciplinary action by the Company up to and including summary dismissal if the Executive's conduct falls within the categories in Clause 21.1.

6	Place of work

6.1	The normal place of work of the Executive is South Africa (or such other place as agreed by the parties) or any other place as the Company may reasonably require for the proper performance and exercise of the Executive's duties.

6.2	The Executive will be required to travel in appropriate circumstances on the business of the Company and the Group (to the United Kingdom, Malta and/or abroad).

7	Hours of work

7.1	The Executive's normal hours of work are from 8.30am to 5:30pm Monday to Friday, inclusive of one hour for lunch daily, and such additional hours as may be necessary for the proper performance of the Executive's duties. The Executive is not entitled to any further remuneration for additional hours outside normal office hours.

7.2	The parties agree that the nature of the Executive's position is such that the Executive's working time cannot be measured and, accordingly, the Executive's employment falls within the scope of regulation 20 of the Working Time Regulations 1998.

8	Salary

8.1	The Executive will be paid an annual salary of £250,000 (Basic Salary) subject to applicable deductions as required by any local laws applicable to the Company including for tax and social security.

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8.2	The Basic Salary will be paid in equal monthly instalments (or pro rata where the Executive is only employed during part of a month) in arrears to the Executive's nominated bank account in the United Kingdom, or any other bank account in any location designated by the Executive in his sole discretion . For convenience, payment will usually be slightly in advance of the end of the calendar month to which the payment relates.

8.3	The Executive authorises the Company to deduct (and retain) from the Basic Salary, or any other sum due to the Executive at any time, any sum due to the Company or any Group Company from the Executive.

9	Pension

The Company will comply with the employer pension duties in accordance with Part 1 of the Pension Act 2008.

10	Expenses

Subject to any Company policy in operation from time to time and to production of VAT receipts or other appropriate evidence to the reasonable satisfaction of the Company, the Company will reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Executive in the performance of the Executive's duties.

11	Incentive payments & bonus

11.1	Subject to Clause 11.7, on a Listing, the Executive shall be entitled to receive an incentive payment of £150,000, which shall be paid on or around the payroll in the subsequent month following the Listing.

11.2	Subject to Clause 11.7, on completion of the Listing , the Executive shall be entitled to receive an incentive payment of £150,000, which shall be paid on or around the payroll in the month following receipt by the Company of the Qualifying Equity Finance.

11.3	The Executive is entitled to participate in the Company's bonus scheme with an annual bonus opportunity of:

(a)	up to 100% of Basic Salary based on meeting achievable KPIs as determined by the Board using its reasonable discretion on or around the beginning of each financial year; and

(b)	an additional bonus opportunity based on achievable stretch targets which is to be determined by the Board using its reasonable discretion.

11.4	The Board may award any such bonus in cash, equity or such other instrument or arrangement with the Company undertaking that it will act reasonably in making any such award in a way which is tax efficient and cost effective for the Executive.

11.5	Any bonus made pursuant to Clause 11.3 may, at the Board's absolute discretion, be reduced pro rata by reference to any period for which the Executive has been absent from work for any reason during the period to which the bonus relates.

11.6	Other than as provided in this clause, the Executive will not be entitled to compensation for loss of bonus (whether pursuant to this Clause 11 or otherwise) on termination of employment. Payment of a bonus in one year will not entitle the Executive to a bonus in any other year. Should the Executive’s employment be terminated for any reason other than as set out in clause 21.1 of this Agreement, then the Executive shall be entitled to a partial bonus determined on a pro-rata basis with reference to the number of months of service provided in the current financial year or bonus measurement period

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11.7	Payment of any incentive payment or bonus under this Clause 11 will be conditional on:

(a)	notice not having been served by the Executive;

(b)	the Executive not being the subject of a disciplinary investigation which could result in the Executive's dismissal for gross misconduct (in which case payment of any incentive or bonus will be postponed pending the final outcome of that disciplinary procedure save where the procedure results in dismissal in which case no incentive or bonus shall be payable); and/or

(c)	the Executive not having committed a repudiatory breach of this agreement;

in each case, as at the payment date.

11.8	If any payment or other obligation under this agreement or any related benefit or remuneration plan does not comply with any applicable Regulatory Requirement, the Company may, by mutual agreement with the Executive, amend the terms of the payment or other obligation (including by reducing, revoking, cancelling or recovering any payment or award) to make it compliant.

11.9	Any payments under this Clause 11 will be subject to applicable deductions for tax and National Insurance (excluding employer National Insurance contributions) and will not be pensionable.

12	Shares

12.1	The Company shall procure that the Executive is granted, through an employee share ownership scheme or otherwise, an award of an equity interest in the Cash Shell Company (which could be a subscription/award of shares/award of restricted share units or share options, depending on the taxation implications for both the Company and the Executive, with the Company undertaking that it will act reasonably in procuring the offer of an incentive structure at its own cost which is tax efficient and cost effective for the Executive provided there are no adverse consequences for the Company or the Cash Shell Company) (the Executive Equity).

12.2	The Executive Equity is intended to represent 500,000 common shares in the issued share capital of the Cash Shell Company before the Cash Shell Company acquires the Company or any other company or business, and/or issues equity to participants in a placing or public offering to occur on or around the date of Listing, when, pursuant to each of such events, the percentage equity interest held by the Executive will be diluted in accordance with the terms of such transactions.

12.3	Subject always to Clause 2.4, the Executive Equity will be subject to monthly vesting (or reverse vesting if shares are awarded) over a three year period, with a one year vesting cliff (33.3% vesting 12 months after date of grant of the award), and will be subject to customary good leaver, intermediate leaver and bad leaver conditions.

12.4	In the event that there is a Change of Control of the Company or Cash Shell Company (other than as part of the fundraising on or around the date of Listing or an internal re-organisation) after the date falling 12 months after the date of the grant of Executive Equity and before the end of the three year vesting period (or such other period as required in accordance with Clause 2.4), and the Executive is an employee of the Company (or the Cash Shell Company as the case may be) at such time, it is agreed that vesting of the Executive Equity will automatically be accelerated immediately prior to such Change of Control.

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12.5	The Executive's participation in the Executive Equity shall be determined by the applicable rules (or other documents) of the scheme to be implemented.

In the event a Cash Shell Company does not acquire Control of the Company, the Company and the Executive will both act in good faith to agree an alternative incentive arrangement to that referred to in Clause 12.1 above and, if applicable, Clause 3.2.

13	Other benefits and paid leave

13.1	The Company will endeavour to put in place a private medical insurance scheme as soon as reasonably practicable after the Commencement Date. The Executive, his spouse and dependents shall be entitled to participate in such scheme.

13.2	The Executive's rights and entitlements and the Company's obligations to pay premiums for the private medical insurance scheme shall be subject always to:

(a)	the rules and terms of such scheme from time to time in force;

(b)	the Company's absolute discretion to change scheme and/or scheme provider and/or to discontinue providing the benefit at any time;

(c)	the Executive satisfying any underwriting or other requirements of the relevant scheme provider; and

(d)	the Executive co-operating with the Company and the relevant scheme provider when making any claim.

13.3	The Executive agrees that:

(a)	the Company shall have no obligation to pursue any claim for benefits on behalf of the Executive or the Executive's spouse or dependants or any other beneficiaries or potential beneficiaries if it is not accepted by the scheme provider;

(b)	the Company will have no liability to the Executive or the Executive's spouse or dependants for failure or refusal by the scheme provider for whatever reason to pay benefits or for cessation of benefits on the termination of the Executive's employment and the Company is entitled to terminate the Executive's employment notwithstanding the fact that the Executive may lose entitlement to benefits under these arrangements as a result;

(c)	The Executive is not contractually entitled to any benefit he receives which is not expressly referred to in this agreement (whether payment of insurance scheme premiums or otherwise).

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13.4	The Executive may be eligible to take the following types of paid leave, subject to any statutory eligibility requirements or conditions and the Company's rules applicable to each type of leave in force from time to time:

(a)	statutory paternity leave;

(b)	family responsibility leave;

(c)	statutory adoption leave;

(d)	shared parental leave; and

(e)	parental bereavement leave.

14	Training

In addition to general training the Company provides during the Executive's induction and throughout his employment, the Company will specify certain mandatory training modules from time to time. These cover matters that are essential for working for the Company, or for the Executive's role.  The subject matter will vary from time to time and the Company will update the Executive on the requirements.  Details of the current compliance training that is mandatory for all employees are available on the intranet. The Company acknowledges that the Executive may hold one or more professional designations that require mandatory continuing professional development. The Executive shall be entitled to undertake at least 40 hours of continuing professional development training at the expense of the Company.

15	Holidays

15.1	The Executive will be entitled to 30 days' paid holiday in each Holiday Year in addition to the usual public holidays in the Republic of South Africa. The first 28 days of holiday (including any public holidays) taken in any Holiday Year will be the Executive's statutory holiday for the purpose of both the Working Time Regulations 1998 and Clause 15.6 below.

15.2	If the Executive's employment commences or terminates part way through a Holiday Year, the entitlement of the Executive during that Holiday Year shall be calculated on a pro rata basis rounded up to the nearest half day.

15.3	Holidays shall be taken at such time or times as shall be approved in advance by the Company. The Company may require the Executive to take holiday on particular dates.

15.4	The Executive will be entitled to carry over up to 5 days' holiday at the end of each Holiday Year provided that the Executive uses that holiday by 31 March in the following Holiday Year (all other holiday remaining at the end of the Holiday Year will lapse). Any carried over holiday not used by that date will lapse.

15.5	The Executive shall have no entitlement to any payment in lieu of accrued but untaken holiday except on termination of the Executive's employment. Subject to Clause 15.6, the amount of any payment in lieu will be 1/260th of the Executive’s Basic Salary for each untaken day of holiday entitlement for the Holiday Year in which termination takes place.

15.6	If:

(a)	the Company has terminated or would have been entitled to terminate the Executive's employment under Clause 21; or

(b)	the Executive terminates in breach of this agreement,

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any payment due under Clause 15.5 will be limited to the statutory entitlement of the Executive under the Working Time Regulations 1998 (and any holiday (including public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement as set out in Clause 15.1).

15.7	If on termination of the Executive's employment the Executive has taken in excess of his accrued holiday entitlement, the Company shall be entitled to recover from the Executive, by way of deduction from any payments due to the Executive or otherwise, one day's pay calculated at 1/260th of the Basic Salary of the Executive for each excess day.

15.8	If either party has served notice to terminate the Executive's employment, the Company may require the Executive to take any accrued but unused holiday entitlement during the notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave.

15.9	During any continuous period of absence due to Incapacity of one month or more the Executive shall not accrue holiday under this contract and the entitlement of the Executive under Clause 15.1 for the Holiday Year(s) in which such absence takes place shall be reduced pro rata save that it shall not fall below the entitlement of the Executive under the Working Time Regulations 1998.

16	Incapacity

16.1	If the Executive is absent from work due to Incapacity, the Executive shall notify the Company of the reason for the absence as soon as possible on the first day of absence.

16.2	Immediately following the Executive's return to work after a period of absence due to Incapacity of seven days or less the Executive must complete a self-certification form. For periods of absence of more than seven consecutive days the Executive must produce a doctor's fit note verifying that the absence is due to Incapacity.

16.3	Subject to complying with the Company’s absence requirements above and to the remaining provisions of this Clause 16, the Executive shall be entitled to receive full Basic Salary and contractual benefits during any periods of absence due to Incapacity up to a maximum of 12 weeks in aggregate in any rolling 52-week period. Any such payments shall be inclusive of any statutory sick pay. The Executive's qualifying days for statutory sick pay purposes are Monday to Friday.

16.4	The Executive agrees to consent to medical examinations (at the Company's expense) by a doctor or clinic nominated by the Company should the Company so require. The Executive agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor.

16.5	If the Incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, the Executive shall immediately notify the Company of that fact and of any claim, settlement or judgment made or awarded in connection with it and provide all relevant particulars that the Company may reasonably require. The Executive shall, if required by the Company, co-operate in any related legal proceedings and refund to the Company that part of any damages or compensation recovered by the Executive relating to the loss of earnings for the period of the Incapacity as the Company may reasonably determine less any costs borne by the Executive in connection with the recovery of such damages or compensation, provided that the amount to be refunded to the Company shall not exceed the total amount paid to the Executive by the Company in respect of the period of Incapacity.

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16.6	The Company is entitled to terminate the Executive's employment under the terms of this agreement notwithstanding that any such termination would or might cause the Executive to forfeit any entitlement to sick pay or other benefits.

16.7	The payment of the Executive's Basic Salary and other contractual benefits during absence due to Incapacity is conditional on:

(a)	notice not having been served by either party;

(b)	the Executive not being the subject of a disciplinary investigation which could result in the Executive's dismissal for gross misconduct; and

(c)	the Executive not being under a performance improvement plan.

17	Outside interests

17.1	Subject to Clause 17.2, the Executive shall not at any time during employment (including during any period of notice) save for any existing arrangements as disclosed in Schedule 2 of this Agreement :

(a)	be directly or indirectly engaged, concerned or have any financial interest in any Capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation) other than that of the Company and the Group, whether paid or unpaid; or

(b)	hold any directorship (or other office) of any company other than that of the Company and any Group Company, whether paid or unpaid.

17.2	Notwithstanding Clause 17.1, the Executive:

(a)	save for any existing arrangements as disclosed in Schedule 2 of this Agreement, may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) provided that such company does not carry on (or propose to carry on) any business similar to or competitive with any business for the time being carried on by the Company or any Group Company;

(b)	has disclosed to the Company the external interests and activities listed in schedule 2 including the Executive's Capacity with regard to each such interest and activity. The Company consents to the Executive continuing these activities on the strict condition that it reserves the right to require (at any time) the Executive to cease any or all of such interests or activities to the extent that, in the opinion of the Company, they interfere, may be likely to interfere or could be perceived to interfere with the discharge of the Executive's obligations to the Company or Group or create or may be likely to create a conflict of interest or perceived conflict of interest; and

(c)	may engage in external interests and activities provided that such companies do not carry on (or propose to carry on) any business similar to or competitive with any business for the time being carried on by the Company or any Group Company and such interests or activities do not interfere with the Executive's performance of his duties for the Company, and any board level appointments shall require prior written approval of the governance committee of the Company, not to be unreasonably withheld, and subject to being permitted by the rules of any applicable regulatory framework.

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17.3	Without prejudice to the Executive's obligations above, the Executive must promptly disclose to the Company any matter relating to the Executive's spouse, civil partner, partner, children, parents or other immediate family and/or any entity whose affairs the Executive or any such person controls which may (or may be perceived to) interfere, conflict or compete with the proper performance of the obligations of the Executive under this agreement.

18	Confidential information

18.1	Without prejudice to the Executive's common law duties, the Executive shall not (except in the proper course of the Executive's duties, as authorised or required by law or as authorised in advance by the Company), either during the Executive's employment or at any time after termination of employment (howsoever arising):

(a)	use any Confidential Information;

(b)	make or use any Copies; or

(c)	disclose any Confidential Information to any person whatsoever.

18.2	The Executive shall be responsible for protecting the confidentiality of the Confidential Information and shall:

(a)	use best endeavours to prevent the use or communication of any Confidential Information by any person (except in the proper course of that person’s duties, as required by law or as authorised in advance by the Company); and

(b)	inform the Company immediately upon becoming aware, or suspecting, that any unauthorised person knows, has access to, has been provided with or has used any Confidential Information.

18.3	All Confidential Information and Copies are and shall remain at all times the property of the Company and on termination of the Executive's employment (or at the request of the Company at any time during employment), the Executive shall:

(a)	hand over all Copies to such person as is nominated by the Company;

(b)	irretrievably delete any Confidential Information (including any Copies) stored on any magnetic or optical disk or memory, including personal computer networks, personal email accounts or personal accounts on websites, and all matter derived from such sources which is in the Executive's possession or under the Executive's control; and

(c)	on the request of the Company, provide a signed statement that the Executive has complied fully with all obligations under this Clause 18.3 together with such evidence of compliance as the Company may reasonably request .

18.4	Clause 18 shall not apply to any Confidential Information which the Executive can demonstrate:

(a)	is already in the public domain at the time of disclosure;

(b)	is identifiable without requiring significant expenditure of time, skill or money; and

(c)	came into the public domain other than by reason of or as a direct or indirect result of the disclosure by the Executive of any Confidential Information.

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18.5	Nothing in this Clause 18 shall prevent the Executive from:

(a)	making a protected disclosure within the meaning of Part 4A of the Employment Rights Act 1996 (this includes protected disclosures made about matters previously disclosed to another recipient);

(b)	making a disclosure to a regulator regarding any misconduct, wrongdoing or serious breach of a Regulatory Requirement;

(c)	reporting a criminal offence to the police or a law enforcement agency; or

(d)	co-operating with the police or a law enforcement agency regarding any criminal investigation or prosecution or with a regulator regarding any investigation by that regulator.

19	Intellectual property

19.1	All Intellectual Property Rights made, discovered, originated, produced or developed by the Executive during the course of employment with the Company (whether or not during working hours or using the premises or resources of the Company or the Group) shall immediately be disclosed in writing to the Company by the Executive and shall automatically, on creation, vest absolutely in the Company or such Group Company as the Company may nominate for that purpose to the fullest extent permitted by law.

19.2	The Executive:

(a)	acknowledges for the purposes of section 39 of the Patents Act 1977 that because of the nature of the Executive's duties, and the particular responsibilities arising from those duties, the Executive has, and at all times during employment will have, a special obligation to further the interests of the business of the Company and the Group;

(b)	undertakes to promptly, whenever requested by the Company, and in any event upon the termination of employment, deliver up to the Company all such Intellectual Property Rights and all related correspondence, documents, papers and records and all copies of any such Intellectual Property Rights in the Executive's possession or control;

(c)	undertakes to hold upon trust for the benefit of the Company (or its nominee) all Intellectual Property Rights in respect of all Intellectual Property Rights made, originated or developed by the Executive during employment by the Company (whether or not during working hours or using the premises or resources of the Company or the Group) to the extent that they do no vest automatically in the Company, until the same are vested absolutely in the Company (or its nominee);

(d)	assigns absolutely with full title guarantee by way of present assignment of present and future rights, all Intellectual Property Rights made, originated or developed by the Executive in the course of employment (whether or not during working hours or using the premises or resources of the Company or the Group);

(e)	acknowledges that, other than as required by law, no further remuneration or compensation other than that set out in this agreement is or may become due to the Executive in respect of the performance of the Executive's obligations under this Clause 19;

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(f)	undertakes, at the reasonable expense of the Company, to execute all such documents, make such applications, give such assistance and do all such acts and things as may in the opinion of the Company be necessary or desirable to vest, register or obtain any Intellectual Property in the name of the Company (or its nominee), and otherwise to protect and maintain any Intellectual Property Rights made, originated or developed by the Executive and all related Intellectual Property Rights;

(g)	waives any moral rights (as provided for by Chapter IV of the Copyright Designs & Patents Act 1988 (the 1988 Act) or any similar provisions of law in any jurisdiction) in any Intellectual Property Rights created, made, originated, developed or produced by the Executive in the course of employment (whether or not during working hours or using the premises or resources of the Company or the Group) and agrees to grant all necessary consents and further agrees not to institute, support, maintain or permit any action or claim to the effect that any treatment, exploitation or use of such Intellectual Property Rights infringes the Executive's moral rights, including the right to be identified, the right of integrity and the right against false attribution provided for in the 1988 Act;

(h)	will not, except in the proper performance of the Executive's duties, disclose any Intellectual Property Rights (or any related correspondence, documents, papers and records and copies) belonging to the Company (or its nominee) without the prior written consent of the Company; and

(i)	will give all necessary assistance to the Company (or its nominee) to enable the Company (or its nominee) to enforce its Intellectual Property Rights against third parties and/or to defend claims for infringement of third party Intellectual Property Rights.

19.3	The Executive irrevocably appoints the Company to be the Executive's attorney in the Executive's name and on the Executive's behalf to execute and/or sign all such instruments, and/or do all such things and generally to use the Executive's name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this Clause 19. With respect to any third party, a certificate in writing signed by any director of the Company or the company secretary of the Company that any instrument or act falls within the authority conferred by this Clause 19.3 shall be conclusive evidence that such is the case.

20	Payment in lieu of notice

20.1	Notwithstanding any other provision of this agreement, the Company may, in its sole and absolute discretion, terminate the Executive's employment under this agreement summarily by giving the Executive written notice that it is exercising its discretion under this Clause 20.1. In such circumstances the Company shall pay the Executive his Basic Salary and contractual benefits in lieu of the notice period referred to in Clause 2.2 or any unexpired part of it. Payment will be made subject to such deductions as are required by law, including for tax and national insurance. The Company's right to make a payment under this Clause 20.1 does not give the Executive any right to demand such payment.

20.2	The Executive shall not be entitled to any payment in lieu of notice if the Company would otherwise have been entitled to terminate the Executive's employment without notice in accordance with Clause 21 and the Company shall be entitled to recover from the Executive any payment in lieu of notice already made.

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21	Termination without notice

21.1	The Company may terminate the Executive's employment with immediate effect without notice (and with no liability to make any further payment to the Executive) if the Executive:

(a)	is disqualified from acting as a director;

(b)	commits, in the reasonable opinion of the Board, an act of gross misconduct;

(c)	commits, in the reasonable opinion of the Board, any serious or repeated breach or failure to observe of any of the provisions of this agreement or the Policies and Procedures or the Regulatory Requirements or any anti-bribery and corruption policies and the Executive has previously been given written notice of such and a reasonable opportunity to improve or comply as the case may be;

(d)	refuses to comply with any reasonable and lawful direction of the Board;

(e)	is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against the Executive under the County Court Act 1984;

(f)	is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed);

(g)	is guilty of fraud or dishonesty or acts in any manner which, in the reasonable opinion of the Board, brings or is likely to bring the Executive, the Company or any Group Company into disrepute or is materially adverse to the interests of the Company or any Group Company (in each case whether or not in the course of employment); or

(h)	ceases to hold any qualification, approval, registration or authorisation required for the proper performance of the Executive's duties.

21.2	The rights of the Company under Clause 21.1 are without prejudice to any other rights that it may have at law to terminate the Executive's employment or to accept any breach of this agreement by the Executive as having brought the agreement to an end. Any delay by the Company in exercising any right to terminate shall not constitute a waiver of that right.

21.3	If the Executive's employment is terminated at any time by reason of any reconstruction or amalgamation of the Company or any Group Company, whether by winding up or otherwise, and the Executive is offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement, the Executive shall have no claim against the Company, any Group Company or the undertaking arising out of or in connection with such termination.

21.4	This Clause 21.4 applies if the Executive subscribes for or is awarded shares in the Company or any Group Company or participates in any share option, restricted share, restricted share unit, long term incentive, carried interest or co-invest, or any other form of profit sharing, incentive, bonus or equity plan or arrangement (each an Incentive) or may do so. Upon termination of the Executive's employment (whether lawful or unlawful), the Executive's rights (if any) in respect of each Incentive shall be solely determined by the applicable rules or other documents governing each Incentive and the Executive hereby irrevocably waives any other claims or rights in respect of the loss of any rights or benefits under or in respect of any Incentive granted or not yet granted to the Executive (including any loss relating to the lapse of, or the Executive's ineligibility to exercise, any share options, the value of any shares, the operation of any compulsory transfer provisions or the operation of any vesting criteria).

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22	Garden leave

22.1	Following service of notice to terminate the Executive's employment by either party, or if the Executive purports to terminate his employment in breach of contract and/or without serving the period of notice required by Clause 2.2, the Company may in its absolute discretion place the Executive on garden leave for the whole or part of the Executive's notice period (Garden Leave).

22.2	During any period of Garden Leave the Company:

(a)	shall be under no obligation to provide any work to the Executive and may revoke any powers he holds on behalf of the Company or any Group Company;

(b)	may exclude the Executive from any premises of the Company or any Group Company;

(c)	may require the Executive not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser, investor or other business contact of the Company or any Group Company;

(d)	may require the Executive to resign as a director of the Company or any Group Company;

(e)	may cease to provide the Executive with access to the Company and Group Company information systems;

(f)	may appoint another person(s) to perform the Executive's responsibilities jointly with the Executive or in the Executive's place; and/or

(g)	may require the Executive to take any accrued holiday due to the Executive.

22.3	During any period of Garden Leave the Executive:

(a)	will continue to receive Basic Salary and all contractual benefits including the incentives in Clauses 11.1 and 11.2 in the usual way and subject to the terms of any benefit arrangement;

(b)	will remain an employee of the Company and bound by the terms of this agreement (including his fiduciary duties and duties of good faith and fidelity); and

(c)	must ensure that the Board knows where the Executive will be and how the Executive can be contacted during each working day (except during any periods taken as holiday in the usual way);

22.4	The Executive agrees that he shall have no claim against the Company in respect of any action set out in this Clause 22.

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23	Obligations upon termination

23.1	On termination of the Executive's employment (however arising) or, if the Company so requires, at any time following the service of notice by either party or purported notice of termination by the Executive, the Executive shall:

(a)	resign immediately from any directorship held by him in or on behalf of the Company or any Group Company and from any other offices he may hold as nominee or representative of the Company or any Group Company, save for any directorship held by him in Bophelo Bioscience & Wellness Pty. Ltd ("Bophelo"), which shall continue subject to the articles of association of Bophelo;

(b)	immediately deliver to the Company all property of the Company or any Group Company or any of its or their respective customers, clients, suppliers, investors and other business contacts (including documents, books, materials, records, correspondence, papers and information on whatever media and wherever located relating to the business or affairs of the Company or any Group Company or their respective customers, clients, investors, suppliers and other business contacts), which is in his possession or under his control and he/ shall not retain any Copies;

(c)	irretrievably delete any information relating to the business or affairs of the Company or any Group Company stored on any magnetic or optical disk or memory, including personal computer networks, personal email accounts or personal accounts on websites, and all matter derived from such sources which is in his possession or under his control;

(d)	deliver to the Company on request any computer or other device in his possession or control to allow the Company to remove all Confidential Information and any software of the Company; and

(e)	on the request of the Company, provide a signed statement that he has complied fully with his obligations under this Clause 23.1 together with such reasonable evidence of compliance as the Company may require.

23.2	The Executive hereby irrevocably appoints the Company to be his attorney to appoint any director of the Company as his attorney to execute such instrument or do any such thing and generally to use his name for the purpose of giving effect to and providing to the Company or its nominee the full benefit of Clause 23.1(a).

23.3	The obligations in Clause 23.1 shall not be affected by the fact that any document or device may include the Executive's Personal Data. It shall be the Executive's responsibility to notify the Company of any Personal Data that may exist so that the Company can make proper arrangements for its disposal.

23.4	The Executive will, on the Company's reasonable request, co-operate with and assist the Company or any Group Company in any internal investigation, administrative, regulatory, quasi-judicial proceedings or any threatened or actual litigation concerning it or them. The Company will only make such a request where the Executive has in his possession or knowledge any facts or other matters which the Company or any Group Company reasonably considers is relevant to such process or legal proceedings. This assistance may include giving statements/affidavits, meeting with the Company or any Group Company's legal and other professional advisers, attending any legal hearing and giving evidence. The Company or relevant Group Company will pay the Executive's reasonable expenses and loss of income incurred in providing such assistance provided that the Executive notifies the Company or relevant Group Company of the amount of any expenses or anticipated loss of income in advance.

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24	Post-termination restrictions

24.1	In order to protect the Confidential Information and business connections of the Company and each Group Company to which he has access as a result of the Appointment , the Executive covenants with the Company (for itself and as trustee and agent for each Group Company) that he shall not:

24.1.1	for 12 months after the Termination Date, solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

24.1.2	for 12 months after the Termination Date in the course of any business concern which is in competition, or intends to compete, with the Company or any Group Company, offer to employ or engage or otherwise endeavour to entice away from the Company or any Group Company any Restricted Person who could damage the interests of the Company or any Group Company as a result of any such employment, engagement or enticement;

24.1.3	for 12 months after the Termination Date in the course of any business concern which is in competition, or which intends to compete, with any Restricted Business, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person who could damage the interests of the Company or any Group Company as a result of that employment or engagement, whether or not such person would be in breach of contract as a result of such employment or engagement;

24.1.4	for six months after the Termination Date, be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business;

24.1.5	for 12 months after the Termination Date, be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer or Prospective Customer in the course of any business concern which is in competition with any Restricted Business;

24.1.6	for 12 months after the Termination Date damage (or attempt to do so) any relationship between the Company or any Group Company and the Restricted Supplier; or

24.1.7	at any time after the Termination Date, represent himself as connected with the Company or any Group Company in any capacity, other than as a former employee, director or shareholder, or use any registered names or trading names associated with the Company or any Group Company.

24.1.8	at any time after the Termination Date, make any comments or statements of any nature that are derogatory to or disparaging of, or have the effect of lowering the reputation of the Company or any Group Company or any of its or their directors, officers, employees or agents; and/or take part in any conduct which may bring into disrepute the Company, any Group Company or any of its or their directors, officers, employees or agents.

24.2	None of the restrictions in Clause 24.1 shall prevent the Executive from:

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24.2.1	being engaged or concerned in any business concern insofar as the Executive's duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business; or

24.2.2	being engaged or concerned in any business concern, provided that the Executive's duties or work shall relate solely to services or activities of a kind with which the Executive was not concerned to a material extent in the 12 months before the Termination Date.

24.3	The restrictions imposed on the Executive by this Clause 24 apply to him acting:

24.3.1	directly or indirectly; and

24.3.2	on his own behalf or on behalf of, or in conjunction with, any firm, company or person.

24.4	Subject to Clause 24.12, the Executive agrees that the Board may review the Prospective Customer, Restricted Business, Restricted Customer, Restricted Person and Restricted Supplier definitions and revise, delete and amend these (to include but not be limited to adding new customers, persons and suppliers or deleting or revising named customers, persons and suppliers) from time to time.

24.5	The periods for which the restrictions in Clause 24 apply shall be reduced by any period that the Executive spends on Garden Leave immediately before the Termination Date.

24.6	If the Executive receives an offer to be involved in a business concern in any Capacity during the Appointment, or before the expiry of the last of the covenants in this Clause 24, the Executive shall give the person making the offer a copy of this Clause 24 and shall tell the Company the identity of that person as soon as possible after accepting the offer.

24.7	This Clause 24.7 applies if, at any time during the Executive's employment, two or more Restricted Persons have left their employment, appointment or engagement with the Company and have subsequently performed work for a Competitor. Where this clause applies, the Executive will not, at any time during the six months following the last date on which any of those Restricted Persons were employed or engaged by the Company, be employed or engaged in any way by the Competitor if the Executive would perform work for or on behalf of the Competitor that is competitive with the Restricted Business.

24.8	The Executive has had the opportunity to take legal advice on the restrictions in this Clause 24.

24.9	Each of the restrictions in this Clause 24 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

24.10	If the Executive's employment is transferred to any firm, company, person or entity other than a Group Company (the "New Employer") pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Executive will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this Clause 24, protecting the Confidential Information, trade secrets and business connections of the New Employer.

24.11	The Executive will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which he agrees to be bound by restrictions corresponding to those restrictions in this Clause 24 (or such of those restrictions as may be appropriate) in relation to that Group Company.

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24.12	No variation of this Clause 24 will be effective unless it is in writing and signed by the parties.

24.13	The Executive covenants with the Company (for itself and as trustee and agent for each Group Company) that he shall not for 12 months after the Termination Date:

24.13.1	interfere or take such steps as may be likely to interfere with the continuance of investment or funding to the Company (or the terms relating to such investment or funding) from any Investor or Lender; or

24.13.2	seek to damage the relationship between any Investor or Lender and the Company.

25	Disciplinary and grievance procedures

25.1	The Executive is subject to the disciplinary and grievance procedures of the Company, copies of which are available on the Company's intranet. These procedures do not form part of this agreement or the terms and conditions of the Executive's employment.

25.2	The Executive should refer:

(a)	any appeal the Executive wishes to make against a disciplinary sanction/decision to a member of the Board (or such other person as the Company may specify from time to time); or

(b)	any grievance the Executive wishes to raise to a member of the Board (or such other person as the Company may specify from time to time),

in accordance with the Company's disciplinary and grievance procedures.

25.3	The Company may suspend the Executive from any or all of his duties during any period in which the Company is investigating any disciplinary matter involving the Executive or until the conclusion of any disciplinary procedure (including any appeal). During any period of suspension:

(a)	subject to Clause 11.5, the Executive will continue to receive Basic Salary and all contractual benefits in the usual way;

(b)	the Company may suspend the Executive's access to the Company's and Group's systems and internal communications;

(c)	the Company may require the Executive to return temporarily any Company or Group IT equipment and communication devices (including any smartphones, tablets, laptops and hard drives);

(d)	the Executive shall remain an employee of the Company and bound by the terms of this agreement;

(e)	the Executive shall ensure that the Company knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);

(f)	the Company may exclude the Executive from his place of work or any other premises of the Company or any Group Company; and

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(g)	the Company may require the Executive not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company.

26	Change of Control

26.1	In the event that there is a Change of Control of the Company or the Cash Shell Company (other than as part of the Listing, the fundraising on or around the date of Listing or an internal re-organisation) and, within 365 days of the Change of Control, the Appointment is terminated by the Company (other than where the Company is entitled to terminate the Appointment without notice or payment in lieu of notice in accordance with Clause 21.1) the Company shall, within one month of the date of the Termination Date, pay or provide the Prescribed Sum to him as provided by this Clause.

26.2	The Prescribed Sum shall be an amount equal to one year's Basic Salary in accordance with Clause 8.1 as adjusted in accordance with Clause 26.3.

26.3	If the Company or the Cash Shell Company (as the case may be) terminates the Appointment by giving a period of notice whether under Clause 2.2 or otherwise, or terminates the Appointment under Clause 20, the Prescribed Sum shall be reduced pro rata by the number of complete months of service for which the Executive remains employed following notice being given to him or shall be reduced by the amount paid to the Executive under Clause 20.

26.4	The payment or provision of the Prescribed Sum shall be conditional upon and in consideration of:

(a)	the Executive having complied with Clause 23; and

(b)	the Executive having complied with and continuing to comply with his obligations relating to confidentiality and intellectual property in Clauses 18 and 19 respectively.

26.5	For the avoidance of doubt, the payment or provision of the Prescribed Sum shall not affect the Executive's entitlement as at the Termination Date to any of the following:

(a)	any accrued but unpaid Basic Salary;

(b)	any payment in lieu of accrued but unused holiday; or

(c)	the reimbursement of his expenses, provided that all claims for reimbursement are submitted within four weeks of the Termination Date.

26.6	To the extent that the Prescribed Sum is damages (which is not admitted), the parties agree that the terms of this Clause 26 represent a genuine pre-estimate of the loss to the Executive that would arise on termination of the Appointment in the circumstances described and does not constitute a penalty.

27	Data protection

27.1	The Company will collect and process Personal Data in accordance with the data privacy notice which is annexed to this agreement and which is also available on the Company intranet. The Executive shall sign and date the privacy notice and return it to the Company within five working days of the date of this agreement.

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27.2	The Executive shall comply with the Policies and Procedures in relation to privacy and data protection when handling personal data in the course of employment including personal data relating to any employee, worker, contractor, customer, client, supplier, agent or other contact of the Company or any Group Company.

28	Collective agreements

There is no collective agreement applicable to the Company or to the Executive's employment with the Company.

29	Notices

29.1	A notice given to a party under this agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address given in this agreement or as otherwise notified in writing to the other party.

29.2	Any such notice shall be deemed to have been received:

(a)	if delivered by hand, at the time the notice is left at the address or given to the addressee;

(b)	in the case of pre-paid first class UK post or other next working day delivery service, at 9.00 a.m. on the second business day after posting or at the time recorded by the delivery service;

(c)	in the case of email, at the time of transmission.

29.3	A notice shall have effect from the earlier of its actual or deemed receipt by the addressee. For the purpose of calculating deemed receipt:

(a)	all references to time are to local time in the place of deemed receipt; and

(b)	if deemed receipt would occur on a Saturday or Sunday or a public holiday when banks are not open for business, deemed receipt is at 9.00 a.m. on the next business day.

29.4	This Clause does not apply to the service of any proceedings or other documents in any legal action.

30	General

30.1	No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

31	Entire agreement

This agreement contains the entire and only agreement between the parties, and both parties acknowledge that, on entering into this agreement, they have not relied on any written or oral representation or undertaking other than as expressly stated in this agreement, and that this agreement supersedes any previous contract or arrangement between the parties.

26 January 2022	Page 25

32	Counterparts

This agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.

33	Third party rights

Except as expressly provided elsewhere in this agreement, no person other than the Executive and the Company or any Group Company shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

34	Governing law

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

35	Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

26 January 2022	Page 26

EXECUTED as a DEED by Trevor Scott

at

on 2022

before the following witness:

Witness Signature:

Full name:

Address:

EXECUTED as a DEED for and on behalf of Akanda Corp.

at
Director/Authorised Signatory
on 2022

before the following witness:

Witness Signature:

Full name:

Address:

EXECUTED as a DEED for and on behalf of Canmart Ltd

at
Director/Authorised Signatory
on 2022

before the following witness:

Witness Signature:

Full name:

Address:

26 January 2022	Page 27

Schedule 1

Executive Equity Rights

Not applicable

26 January 2022	Page 28

Schedule 2

Outside Interests

1.	Director and shareholder of Bearingway Limited.

2.	Director and shareholder of Mokwele Incorporated.

3.	Advisor to Stallion Group.

26 January 2022	Page 29